Exhibit 1.4

(Translation)

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS

Article 1 (Purpose)

1. These Regulations of The Board of Corporate Auditors (“the Board of Auditors”) are prescribed in order to provide for the important items regarding the organization of the Board of Auditors, the method to administer the same and the matters to be determined by the same, pursuant to the Law Regarding Exceptions of the Commercial Code with respect to Audits, etc. of Limited Liability Companies (Kabushiki Kaisha) and Article 33 of the Articles of Incorporation of the Company, for the purpose of facilitation of the administration of the Board of Auditors.

2. Matters concerning the Board of Auditors shall be determined by the Board of Auditors in accordance with laws or ordinances or the Articles of Incorporation of the Company unless otherwise provided by these Regulations.

Article 2 (Organization)

The Board of Auditors shall consist of all Corporate Auditors (“Auditors”) including full-time and part-time Auditors.

Article 3 (Convocation)

1. A meeting of the Board of Auditors shall be held once three months in principle.

2. Any Auditor may convene a meeting of the Board of Auditors; provided, however, that the Board of Auditors or these Regulations of The Board of Auditors may in advance specify the Auditor to convene the same, in which case any Auditor may at any time request such specified Auditor (the “Convener Auditor”) to convene the same.

3. The Convener Auditor shall convene a meeting of the Board of Auditors when he deems it necessary to convene the same in order to handle the matters referred to under Articles 5 through 8 or any other matters.

4. The convening person shall give each Auditor notice of convocation of a meeting of the Board of Auditors at least three (3) days prior to the date of such meeting.

5. In case unanimous consent is given by all Auditors, a meeting of the Board of Auditors may be held without the convocation procedures.

6. The full-times Auditors shall act as the Convener Auditor prescribed for preceding 2 paragraphs. Provided that, unless the Convener Auditor is absence, other Auditor may act as the Convener Auditor’s duty.

Article 4 (Chairman)

The person who convenes a meeting of the Board of Auditors pursuant to Article 3 shall act as chairman of the Board of Auditors or the Convener Auditor.

Article 5 (Resolution, Matters to be Resolved and Method to be Resolved)

1. The Resolution of the meeting of the Board of Auditors shall mean that the matters to need the consent of the Board of Auditors are resolved and the following matters shall be resolved at the meeting of the Board of Auditors. And, at the time of the resolution, the Board of Auditors shall deliberate upon the matters on the basis of the sufficient materials

(1) General Matters:

(1) The policy of the audit, the project of the audit and the allotment of roles among the Auditors, with respect to the relevant fiscal year;

(2) The necessary matters under Article 6, Article 7, Article 9 and etc.; and

(3) The matters which the Board of Auditors approved it to be necessary for the duty of the audit.

(2) Matters Regarding Election of, the Non-Renewal of or Dismissal of, Auditor:

(1) Approval of the bill submitted to the shareholders’ meeting to elect, not to renew the term of office of, or to dismiss, an auditor who is a public certified accountant (kaikei-kansa-nin);

(2) Request to propose as a purpose of the shareholders’ meeting the election of, the non-renewal of the term of the office of, or the dismissal of, an auditor who is a public certified accountant (kaikei-kansa-nin);

(3) Request to submit to the shareholders’ meeting a bill to elect an auditor who is a public certified accountant (kaikei-kansa-nin); and

(4) Election of a person who shall act as temporary auditor who is a public certified accountant (kaikei-kansa-nin), in the event that an auditor who is a public certified accountant (kaikei-kansa-nin) cannot act as such.

(3) Approval or Proposal Request Regarding Election of Auditor:

(1) Approval of the bill to elect an auditor submitted to the shareholders’ meeting;

(2) Request to propose as a purpose of the shareholders’ meeting to elect an auditor; and

(3) Request to submit the bill to elect an auditor to shareholders’ meeting.

(4) Approval of Board of Auditors Regarding Exemption from Responsibility of Directors:

(1) Approval of the bill to exempt the Directors from the responsibility of the Directors submitted to the shareholders’ meeting;

(2) Approval of the bill to amend the Articles of Incorporation of the Company to be able to exempt the Directors from the responsibility of the Directors by the resolution of the meeting of the Board of Auditors;

(3) Approval of the bill submitted to the meeting of the Board of Directors regarding the exemption from the responsibility of the Directors under the Articles of Incorporation of the Company;

(4) Approval of the bill to amend the Articles of Incorporation of the Company to be able to agree with the outside Directors to limit the responsibility of the outside Directors; and

(5) Approval of the bill regarding intervention of the Company to assist Directors.

2. A meeting of the Board of Auditors shall be effective when a majority of all the Auditors are present and a resolution shall be adopted by a majority of the Auditors present; provided, however, that the dismissal referred to under item (2) of the preceding paragraph and the approval referred to under item (4) of the preceding paragraph shall be effective by a unanimous resolution by all Auditors, in the case of the dismissal referred to under item (2) of the preceding paragraph, the Auditor to be appointed by the Board of Auditors shall explain the reason for such dismissal to the shareholders’ meeting that is held immediately after such dismissal.

Article 6 (Auditors and the Board of Auditors)

1. Each Auditor shall report to the Board of Auditors the status of the performance of his duties from time to time, and, if requested by the Board of Auditors, report the same thereto at any time.

2. When the Auditor completes the review of the audit report by the auditor who is a public certified accountant (kaikei-kansa-nin) or completes other audits, he shall report to the Board of Auditors the following matters:

(1) If such Auditor deems the method or the result of the audit conducted by the auditor who is a public certified accountant (kaikei-kansa-nin) in appropriate, the reason therefor and the summary of the method of, or the result of, the audit by the said Auditor;

(2) The summary of the method of the audit in relation to matters other than accounting matters; and

(3) The matters referred to under Article 281-3, paragraph 2, items 6 and 8 through 12 of the Commercial Code (in terms of items 6, 9 and 11 of such paragraph, only the matters other than accounting matters).

3. At meetings of the Board of Auditors, Auditors may discuss the performance of duties of Auditors.

4. At meetings of the Board of Auditors, Auditors may request for assistance by other Auditors in relation to the performance of their duties.

5. At meetings of the Board of Auditors, Auditors may express their opinions regarding the status from time to time of audits.

6 At meetings of the Board of Auditors, if Auditors exercise the rights or perform the obligations in relation to the following matters, the Auditors may discuss about the matters in advance:

(1) Explanation when the Questions in writing are put to Auditors by the shareholder before the shareholders’ meeting;

(2) Report to the Board of Directors and Request to convene the meeting of the Board of Directors, etc;

(3) Report of the opinion regarding the bill, the material and others submitted to the shareholdings’ meeting;

(4) Request to stop unlawful act of the Board of Directors;

(5) Statement of the opinion at the shareholders’ meeting regarding the election, the dismissal, the resignation or the remuneration, of the Auditors;

(6) Matters regarding the action between the Company and the Directors; and

(7) Matters related with bringing an action and others.

Article 7 (Reports and Documents received by the Board of Auditors)

1. The Board of Auditors shall:

(1) receive reports from the auditor who is a public certified accountant (kaikei-kansa-nin);

(2) receive materials referred to under Article 281, Paragraph 1, each item (financial statements and the detailed attachments thereto (fuzoku-meisai-sho) including recorded in the electromagnetic record) from Directors or liquidators;

(3) receive an audit report from the auditor who is a public certified accountant (kaikei-kansa-nin);

(4) receive from Auditors a report on the result of review on the audit report by the auditor who is a public certified accountant (kaikei-kansa-nin);

(5) receive reports from Auditors on the status of performance of their duties; and

(6) receive reports from Directors, etc.

2. The matters referred to under items (2) and (3) of the preceding paragraph shall be handled by full-time Auditors and such shall be submitted to the meeting of the Board of Auditors without delay.

3. Measures against Special Reports:

(1) If the Board of Auditors receives the report from any Director that he finds the fact that will be the significant damage for the Company, the Board of Auditors shall discuss whether the investigation is necessary; and

(2) If the Board of Auditors receives the report from any Accounting Auditor in relation to the job performance of the Directors that he finds any illegal act or the important fact against laws or ordinances or the Articles of Incorporation of the Company, the Board of Auditors shall deal with it in same way as preceding paragraph.

Article 8 (Preparation of Audit Report)

1. Full-time Auditors shall prepare audit reports after the completion of the businesses referred to under Article 7 and such audit reports shall be submitted to the meeting of the Board of Auditors without delay.

2. At the meeting of the Board of Auditors referred to under the preceding paragraph, each Auditor shall express his opinion on what description should be made on the audit report, and such shall be discussed among them.

3. After the discussion referred to under the preceding paragraph, if there is an opinion that differs from the original draft, then such opinion shall be affixed, and if the opinion of the majority differs from the original draft, then such differing opinion shall be the report and the other opinions shall be affixed thereto.

4. Each Auditor shall affix his name and seal or his electronic signature to the audit report, and the full-time auditors shall mention or record such effect thereon. If there is any opinion to be affixed, the holder of such opinion shall affix his name and seal or his electronic signature following the description of such opinion.

5. Audit reports shall be submitted by the full-time Auditors to the Directors within one (1) week after the day of the receipt of the audit reports of the auditor who is a public certified accountant (kaikei-kansa-nin).

Article 9 (Matters governed by American Corporation Reform Law)

1. This Article is prescribed in order to provide for the matters governed by American Corporation Reform Law.

2. On condition that the Board of Directors of the Company approves the appointment of same Audit Corporation for 20-F filed to US SEC with the Accounting Auditor under the Commercial Code of Japan, if the Company and its affiliate company give a commission of audit or other services to such Audit Corporation (including related corporations with such Audit Corporation), the procedures for pre-approval shall be taken at the Board of Auditors in accordance with the following items (1) and (2); provided that in case of emergency, the procedures in accordance with the following item (3) may be taken as a special case:

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(1) Respective approvals on each transaction;

(2) Approval under the “Pre-Approval Policy & Procedures” provided by the Board of Auditors; and

(3) Pre-approval by the Auditor authorized by the Board of Auditors for pre-approval; the authority for pre-approval in this paragraph shall be given to any full-times Auditor and the full-times Auditor shall report such pre-approved matters to the Board of Auditors and receive its approval later.

3. The Board of Auditors shall adopt and apply the “Complaints Procedures” governed by American Corporation Reform Law. If the matters deemed to be necessary to be discussed at the Board of Auditors occur as the result of the application, the full-times Auditors shall convene a meeting of the Board of Auditors as soon as possible; provided that in case of emergency, the full-times Auditors may discuss with the specified parson in charge of the matters and take action. The full-times Auditors shall report such matters dealt with in the emergency measures to the Board of Auditors and receive its approval later.

Article 10 (Minutes)

1. The substance of the proceedings at a meeting of the Board of Auditors and the results thereof shall be mentioned or recorded in the minutes, and the Auditors present thereat shall affix their names and seals or their electronic signature thereto.

2. The minutes of the Board of Auditors shall be kept for custody by the Administration and Planning Office of the Company.

3. The shareholders of the Company may inspect or obtain copies of the minutes of the Board of Auditors with approval by court.

Article 11 (Clerical Matters of the Board of Auditors)

Clerical matters relating to the convocation and the preparation of the minutes of the meetings of the Board of Auditors and other similar matters shall be handled by the staff for the Auditors, or, if the staff for the Auditors is absence, by the Auditors (ordinarily full-time Auditors).

Article 12 (Abolishment and Amendments)

The abolishment of and any amendments to these Regulations shall be determined by the Board of Auditors.

SUPPLEMENTARY PROVISION (April 20, 2004)

(1)	This amendment shall become effective on April 20, 2004.
(2)	The regulation under Article 9, Paragraph 2 shall become effective on July 1, 2005.

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